UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 15, 2005

NovaMed, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-26625	36-4116193
(State or Other Jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

980 North Michigan Avenue, Suite 1620, Chicago, Illinois	60611
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (312) 664-4100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 1 - Registrant’s Business and Operations

Item 1.01      Entry into a Material Definitive Agreement

On July 15, 2005, NovaMed, Inc. (the “Company”) entered into employment agreement amendments with each of Scott T. Macomber, the Executive Vice President and Chief Financial Officer of the Company, and E. Michele Vickery, the Executive Vice President Operations of the Company. The amendments increased the severance payments that would be payable to Mr. Macomber and Ms. Vickery upon a termination of employment. If the Company terminates Mr. Macomber or Ms. Vickery without cause, the executive will receive severance compensation in a fixed amount equal to his or her then-current base salary and pro rata cash incentive compensation for a period of fifteen months, plus health benefits for such period. In addition, if Mr. Macomber or Ms. Vickery’s employment is terminated following a change in control of the Company by the executive for good reason or by the Company without cause, the executive would receive an amount equal to 150% of the sum of his or her annual base salary and incentive bonus, plus health benefits for 18 months. If Mr. Macomber or Ms. Vickery terminates his or her employment after the one-year anniversary of a change in control, the executive would receive an amount equal to 75% of the sum of his or her annual base salary and incentive bonus, plus health benefits for nine months.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NovaMed, Inc.

Dated: July 21, 2005	By:	/s/ Scott T. Macomber
Scott T. Macomber
Executive Vice President and Chief Financial Officer